UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  May 9, 2005

UnitedGlobalCom, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-49658	84-1602895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

4643 South Ulster Street, Suite 1300, Denver, CO 80237

(Address of Principal Executive Office)

(303) 770-4001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☒    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e 4(c))

Item 8.01. Other Events

On May 9, 2005, UnitedGlobalCom, Inc. (the “Company”) announced that its subsidiary UPC Ireland B.V. (“UPC Ireland”) has signed a sale and purchase agreement (the “Purchase Agreement”) to acquire MS Irish Cable Holdings B.V. (“MSICH”), subject to regulatory approval.  MSICH, an affiliate of Morgan Stanley, owns NTL Communications (Ireland) Limited and NTL Irish Networks Limited (together “NTL Ireland”), which MSICH acquired from the NTL Group on May 9, 2005.  NTL Ireland, Ireland’s largest cable television operator, provides cable television and broadband Internet services to residential customers and managed network services to corporate customers. Certain obligations of UPC Ireland are guaranteed by the Company's subsidiary United Pan Europe Communications N.V. (“UPC”).

MSICH acquired NTL Ireland and related assets on May 9, 2005 for approximately €325 million in cash, excluding an adjustment for cash in the business at closing.  On that date, UPC Ireland loaned MSICH approximately €338.6 million to fund the purchase price for NTL Ireland and MSICH’s working capital needs pursuant to a loan agreement (the “Loan Agreement”).  Interest accrues annually on the loan in an amount equal to 100% of MSICH’s profits for the interest period and becomes payable on the date of repayment or prepayment of the loan.  The final maturity of the loan is May 9, 2065, but the indebtedness incurred under the Loan Agreement may be prepaid at any time without penalty.

UPC Ireland’s acquisition of MSICH from MSICH's parent company, Morgan Stanley Dean Witter Equity Funding, Inc. (“MSDW Equity”), is subject to receipt of applicable Irish regulatory approval.  Upon closing, following receipt of regulatory approval, UPC Ireland will pay MSDW Equity, as consideration for all of the outstanding share capital of MSICH and any MSICH indebtedness owed to MSDW Equity and its affiliates, an amount (the “Purchase Price”) equal to MSDW Equity’s net investment in MSICH plus interest on the amount of the net investment at a rate per annum equal to EURIBOR + 1.2%, compounded daily, for the period of its investment through the date of the disposition, together with any value added tax thereon plus an amount equal to certain costs and expenses incurred by MSDW Equity in connection with the transaction (including €18,200 paid by MSDW Equity as its initial subscription for shares of MSICH) .

If regulatory approval for UPC Ireland’s acquisition of MSICH (including its subsidiary NTL Ireland) is not received by February 3, 2006 or, if prior to that date, the appropriate authority has expressly and conclusively refused to grant the necessary approval, MSDW Equity may sell its direct or indirect interest in NTL Ireland to any third party for such consideration and on such terms and conditions as MSDW Equity determines in its sole discretion.  UPC Ireland has agreed to make MSDW Equity whole with respect to any economic effect on MSDW Equity regarding the acquisition, ownership and subsequent transfer of the NTL Ireland interest.  In connection with such a sale of the NTL Ireland interest to a third party, UPC Ireland has granted MSDW Equity an option to require UPC Ireland to sell to MSDW Equity or its nominee (the “Call Option”) all of UPC Ireland’s interest in the indebtedness owed to it under the Loan Agreement at a price equal to the total consideration that MSDW Equity and its affiliates will receive for sale or liquidation of the direct or indirect NTL Ireland interest, less the Purchase Price and the amount of certain expenses and costs, without duplication, incurred by MSDW Equity and its affiliates in connection with the sale, ownership and earlier acquisition of NTL Ireland.  UPC Ireland’s obligations under the Call Option are secured by a security assignment of UPC Ireland's right to the receivable under the Loan Agreement and a Dutch pledge over such receivable.

In connection with the transaction, UPC Ireland has agreed to pay MSDW Equity or its affiliates an arrangement fee of €4.0 million and €150,000 for each month that MSICH holds its interest in

NTL Ireland as well as to reimburse it for its reasonable costs and expenses associated with the transaction.  UPC Ireland has agreed to indemnify MSDW Equity and its affiliates with respect to any losses, liabilities and taxes incurred in connection with the transaction.

As UPC Ireland and UPC are responsible for any losses to be incurred by MDSW Equity in connection with its acquisition, ownership and ultimate disposition of NTL Ireland, the Company is required to consolidate MSICH and its subsidiaries, including NTL Ireland, as of the closing date of MSICH’s acquisition of NTL Ireland.

Copies of the Purchase Agreement and Loan Agreement are included herein as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference. The foregoing descriptions of such agreements are qualified in their entirety by reference to the full text of the Purchase Agreement and Loan Agreement.  The Company’s press release announcing the transaction is included herein as Exhibit 99.3.

Item 9.01. Financial Statements and Exhibits

(c)           Exhibits.

Exhibit Number	Description

99.1	Sale and Purchase Agreement dated May 9, 2005, among, Morgan Stanley Dean Witter Equity Funding, Inc., UPC Ireland B.V. (“UPC Ireland”) and United Pan Europe Communications N.V.

99.2	Loan Agreement dated May 9, 2005, between MS Irish Cable Holdings B.V. and UPC Ireland B.V.

99.3	Press release dated May 9, 2005 of UnitedGlobalCom, Inc. announcing its agreement to acquire NTL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEDGLOBALCOM, INC.

By:

/s/ FREDERICK G. WESTERMAN III

Frederick G. Westerman III

Co-Chief Financial Officer

Date: May 10, 2005

EXHIBIT INDEX

Exhibit Number	Description

99.1	Sale and Purchase Agreement dated May 9, 2005, among, Morgan Stanley Dean Witter Equity Funding, Inc., UPC Ireland B.V. (“UPC Ireland”) and United Pan Europe Communications N.V.

99.2	Loan Agreement dated May 9, 2005, between MS Irish Cable Holdings B.V. and UPC Ireland B.V.

99.3	Press release dated May 9, 2005 of UnitedGlobalCom, Inc. announcing its agreement to acquire NTL.